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                    [LETTERHEAD OF FIRST REGIONAL BANCORP]

1801 Century Park East
Los Angeles, California 90067
Telephone:  (310) 552-1776
Facsimile:   (310) 552-1772

                        ANNUAL MEETING  -  MAY 21, 1998
                            YOUR VOTE IS IMPORTANT!


Dear Fellow Shareholder:

     Your Company's annual meeting will be held May 21, 1998 - only a few short days away. As we previously warned you, Mark Rubin, a dissident director, intends to solicit proxies in his 11th hour attempt to seize control of your Board of Directors. Mr. Rubin is seeking your vote, in large part, on his naked assertion that he and his hand-picked slate of directors - three of whom, unlike you, don't own a single share of First Regional Bancorp stock - can do more to enhance shareholder value than your present Board. WE URGE YOU NOT TO BE MISLED.


                          CAREFULLY CONSIDER THE FACTS

     In his last minute attempt to seize control of your Board, Mr. Rubin has criticized your Company's performance, but conveniently ignores certain of the more important facts. We urge you to review the actual results that your current Board and Management have achieved for First Regional Bancorp shareholders over the past five years. CONSIDER THE FACTS:

     FACT: Shareholders' equity has grown from $9.2 million in 1993 to more than $15.4 million as of 12-31-97 - A 67% INCREASE.

     FACT: Your Company's success has not been achieved by sacrificing asset quality. From 1993 through 1997, non-performing assets were REDUCED FROM $5.3 MILLION TO LESS THAN $340,000.

     This impressive performance did not happen by chance, but was the result of your Company's experienced management team executing a comprehensive
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business plan to enhance shareholder value.  Take a closer look at how this plan has benefited you and all of our shareholders.


                        CAREFULLY CONSIDER THE BENEFITS

     Contrary to Mr. Rubin's assertions, shareholders of First Regional Bancorp have benefited from the Company's performance. CONSIDER THE FACTS:

     FACT: Your share price has increased from $1.75 in 1993 to approximately $9.00 today - A 414% INCREASE.

     FACT: During this same period, your Company's market capitalization INCREASED BY MORE THAN 400%.

         [GRAPH OF STOCK PRICE]       [GRAPH OF MARKET CAPITALIZATION]

     THE FACT IS: First Regional Bancorp has achieved outstanding financial performance - which has been recognized by respected industry analysts - and delivered value to all of its shareholders.


                            CAREFULLY CAST YOUR VOTE

     Your Board and its Management have a proven record of success in delivering shareholder value, and a plan to continue providing these returns to you. In contrast, Mr. Rubin offers only vague promises, criticisms, and half-truths.
For example, Mr. Rubin tells you that your Board considered adopting certain defensive
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measures. That much is true. What Mr. Rubin doesn't tell you is that after such consideration, your Board unanimously decided NOT to adopt these proposals. We urge you to ask yourself if you can trust Mr. Rubin and what we believe is an effort to mislead our shareholders. Do not return any proxy card Mr. Rubin may send you - even to protest his actions - because doing so could cancel your vote in support of your Board.


                             YOUR VOTE IS IMPORTANT

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE TODAY TO SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING, AND MAILING YOUR BLUE PROXY. PLEASE ACT TODAY.

     We sincerely regret that your Company is faced with a costly and disruptive proxy contest when our efforts should be devoted to continuing to build on our record of success. You have our commitment, however, that we will continue to act in the best interests of all First Regional Bancorp shareholders. Thank you for your support.

     On behalf of your Board of Directors.

                                        Sincerely,


                                        /s/ Jack A. Sweeney

                                        Jack A. Sweeney
                                        Board Chairman
                                        and Chief Executive Officer
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                                   IMPORTANT
                                   ---------

     Your vote is important and time is short. Please take a moment to sign, date, and promptly mail your new BLUE proxy in the envelope provided. This will
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ensure your proxy reaches us before the meeting.  Remember, do not return any
                                                            ------
White card sent to you by Mark Rubin.


                SPECIAL INSTRUCTION TO STREET NAME SHAREHOLDERS
                -----------------------------------------------

If your shares are registered in the name of your broker/bank, only your broker/bank can execute a proxy to vote your shares and can do so only after receiving your specific instructions. Please contact the person responsible for your account and direct him/her to execute a new BLUE proxy on your behalf today. Do so for each of your accounts. Then fax your broker your proxy and
                                                                          ---
return it to your broker at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                             D. F. KING & CO., INC.
                            (212) 269-5550 (Collect)
                                       or
                        CALL TOLL FREE AT (800) 829-6551


     You may also call First Regional Bancorp Collect at (310) 552-1776.